EXHIBIT 4(vi)

                            CONFORMED COMPOSITE COPY
                            See the next three pages for
                            conforming information and for notes about
                            Schedule I and Exhibit C-2)

                    FACILITY B (FIVE YEAR) CREDIT AGREEMENT

                         dated as of November 15, 1994

                                    between

                               The Stanley Works

                                  as Borrower

                                      and

                                   The Lender

                                  Named Herein

                             CONFORMING INFORMATION

Nine separate Facility B (Five Year) Credit Agreements, dated as of November 15, 1994, between The Stanley Works as Borrower and the Lenders named therein (the "Credit Agreements") pursuant to which the Lenders are committed to loan money to the Borrower under the terms and conditions set forth therein for a period of five years after the date hereof were executed on page 51 thereof on behalf of the Borrower by Richard Huck, Vice President, Finance and Chief Financial Officer and on behalf of the Lenders as set forth below:

               CITIBANK, N.A.

               By:    Paolo de Alessandrini
               Title: Vice President

               BANQUE NATIONALE DE PARIS

               By:    Eric Vigne
               Title: Senior Vice President

               By:    Walter Kaplan
               Title: Vice President

               MORGAN GUARANTY TRUST COMPANY OF N.Y.

               By:    Stephen J. Kenneally
               Title: Vice President

               J.P. MORGAN DELAWARE

               By:    Philip S. Detjens
               Title: Vice President

               ROYAL BANK OF CANADA

               By:    T.L. Gleason
               Title: Vice President

               WACHOVIA BANK OF GEORGIA, N.A.

               By:    Terence A. Snellings
               Title: Senior Vice President

               BARCLAYS BANK PLC

               By:    J.L. Gray
               Title: Associate Director

               MELLON BANK, N.A.

               By:    Joseph F. Bond, Jr.
               Title: Vice President

               SHAWMUT BANK CONNECTICUT, N.A.

               By:    Paul A. Veiga
               Title: Vice President

Schedule I included in this conformed composite copy is revised from the version included in the Credit Agreements (x) to insert headings over the Barclays Bank PLC information and (y) to reflect a change in phone numbers for the Eurodollar Lending Office and Uncommiteed Lending Office at Barclays Bank PLC.

Strikeout and underscoring to Exhibit C-2 show language which will be deleted or added to each when those documents are issued by the Borrower.

Facility B

                                      TABLE OF CONTENTS

Page

ARTICLE I      DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . .   2

SECTION 1.01   Certain Defined Terms. . . . . . . . . . . . . . . . .   2
SECTION 1.02   Computation of Time Periods. . . . . . . . . . . . . .  14
SECTION 1.03   Accounting Terms . . . . . . . . . . . . . . . . . . .  14

ARTICLE II     AMOUNTS AND TERMS OF THE ADVANCES. . . . . . . . . . .  15

SECTION 2.01   The Commitment . . . . . . . . . . . . . . . . . . . .  15
SECTION 2.02   Making the Committed Advances. . . . . . . . . . . . .  16
SECTION 2.03   Facility Fee . . . . . . . . . . . . . . . . . . . . .  18
SECTION 2.04   Continuation and Conversion. . . . . . . . . . . . . .  18
SECTION 2.05   Interest on Advances . . . . . . . . . . . . . . . . .  19
SECTION 2.06   Additional Interest on Eurodollar Rate Advances. . . .  20
SECTION 2.07   Repayment and Prepayment of Advances . . . . . . . . .  21
SECTION 2.08   Increased Costs. . . . . . . . . . . . . . . . . . . .  22
SECTION 2.09   Payments and Computations. . . . . . . . . . . . . . .  23
SECTION 2.10   Taxes. . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 2.11   Evidence of Debt . . . . . . . . . . . . . . . . . . .  25
SECTION 2.12   Use of Proceeds of Advances. . . . . . . . . . . . . .  25
SECTION 2.13   Uncommitted Advances . . . . . . . . . . . . . . . . .  26

ARTICLE III    CONDITIONS OF LENDING. . . . . . . . . . . . . . . . .  30

SECTION 3.01   Condition Precedent to Effectiveness . . . . . . . . .  30
SECTION 3.02   Conditions Precedent to Each Advance . . . . . . . . .  31

ARTICLE IV     REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .  31

SECTION 4.01   Representations and Warranties of the Borrower . . . .  31

ARTICLE V      COVENANTS OF THE BORROWER. . . . . . . . . . . . . . .  34

SECTION 5.01   Affirmative Covenants. . . . . . . . . . . . . . . . .  34
SECTION 5.02   Negative Covenants . . . . . . . . . . . . . . . . . .  38

ARTICLE VI     EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . .  40

SECTION 6.01   Events of Default. . . . . . . . . . . . . . . . . . .  40

ARTICLE VII    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . .  43

SECTION 7.01   Amendments, etc. . . . . . . . . . . . . . . . . . . .  43
SECTION 7.02   Notices, etc.. . . . . . . . . . . . . . . . . . . . .  44
SECTION 7.03   No Waiver; Remedies. . . . . . . . . . . . . . . . . .  44
SECTION 7.04   Costs and Expenses; Breakage Indemnification . . . . .  45
SECTION 7.05   Sharing of Payments. . . . . . . . . . . . . . . . . .  46
SECTION 7.06   Binding Effect; Assignments  . . . . . . . . . . . . .  46
SECTION 7.07   Participations . . . . . . . . . . . . . . . . . . . .  48
SECTION 7.08   Limitation on Assignments and Participations . . . . .  48
SECTION 7.09   Withholding. . . . . . . . . . . . . . . . . . . . . .  48
SECTION 7.10   Mitigation . . . . . . . . . . . . . . . . . . . . . .  49
SECTION 7.11   Governing Law; Waiver of Jury Trial. . . . . . . . . .  49
SECTION 7.12   Execution in Counterparts. . . . . . . . . . . . . . .  50
SECTION 7.13   Submission to Jurisdiction . . . . . . . . . . . . . .  50

SCHEDULE I     ADDRESS AND APPLICABLE LENDING OFFICES

EXHIBIT A      FORM OF PROMISSORY NOTE (COMMITTED ADVANCES)
EXHIBIT B-1    FORM OF RATE REQUEST
EXHIBIT B-2    FORM OF NOTICE OF BORROWING
EXHIBIT C      FORM OF NOTICE OF CONVERSION OR CONTINUATION
EXHIBIT D      FORM OF PROMISSORY NOTE (UNCOMMITTED ADVANCES)
EXHIBIT E      FORM OF QUOTE REQUEST

EXHIBIT F      FORM OF QUOTE
EXHIBIT G      FORM OF ACCEPTANCE
EXHIBIT H      FORM OF OPINION
EXHIBIT I      FORM OF CERTIFICATE

                    FACILITY B (FIVE YEAR) CREDIT AGREEMENT

This Facility B (Five Year) Credit Agreement ("Agreement") is made as of this 15th day of November, 1994 between The Stanley Works, a Connecticut corporation (the "Borrower") and the lender signatory hereto (the "Lender").

                              W I T N E S S E T H

    WHEREAS, the Borrower and Citibank, N.A., Morgan Guaranty Trust Company of New York, J.P. Morgan Delaware, Wachovia Bank of Georgia, N.A., Royal Bank of Canada, Banque Nationale de Paris and Barclays Bank PLC are each parties to a Credit Agreement, dated as of April 1, 1992 (each such credit agreement an "Existing Credit Agreement" and collectively, the "Existing Credit Agreements"); and such parties agree that by their execution of this Agreement and the Other Credit Agreements referred to herein, their Existing Credit Agreements shall be terminated and of no further force and effect and that in connection therewith, the banks named above have agreed to return promptly to the Borrower, the Notes and the Uncommitted Advance Notes issued under the Existing Credit Agreements.

    WHEREAS, the Borrower and Shawmut Bank Connecticut, N.A. are parties to a credit agreement effective June 1, 1988 (the "Existing Shawmut Agreement") and such parties agree that by their execution of this Agreement, the Existing Shawmut Agreement shall be terminated and of no further force and effect.

    WHEREAS, the Borrower and Mellon Bank, N.A. are parties to a credit agreement effective June 1, 1991 (the "Existing Mellon Agreement") and such parties agree that by their execution of this Agreement, the Existing Mellon Agreement shall be terminated and of no further force and effect.

    WHEREAS, each Existing Credit Agreement, the Existing Shawmut Agreement and the Existing Mellon Agreement having been terminated, the Borrower desires to enter into this Agreement and the Other Credit Agreements as well as the Facility A (364 Day) Credit Agreements with the Lender and the Other Lenders being executed simultaneously herewith.

    NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein the Borrower and the Lender hereby agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

           SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "Acquiring Person" means any person who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the Borrower's outstanding common stock.

           "Advance" means a Committed Advance or an Uncommitted Advance.

           "Applicable Eurodollar Margin" means, with respect to any Interest Period for each Eurodollar Rate Advance, (i) .2500% if on the date such Eurodollar Rate Advance is made the Borrower's outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. ("Standard & Poor's") and Baa1 or higher by Moody's Investors Service ("Moody's"), (ii) .3375% if on the date such Eurodollar Rate Advance is made clause (i) is inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB or higher by Standard & Poor's and Baa2 or higher by Moody's and (iii) .4375% if on the date such Eurodollar Rate Advance is made clauses (i) and (ii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB- or below by Standard & Poor's or Baa3 or below by Moody's; provided that for purposes of this definition all references to any rating agency shall be deemed to be deleted in the event that the Borrower's outstanding Long-Term Indebtedness is no longer rated by such agency, and clause (iii) shall be deemed to apply if such Long-Term Indebtedness is no longer rated by either agency.

           "Applicable Facility Fee Rate" means as of any date of payment of the fee required by Section 2.03 (i) a rate per annum equal to .1000% if on such date the Borrower's outstanding Long-Term Indebtedness is rated A- or higher by Standard & Poor's and A3 or higher by Moody's, (ii) a rate per annum equal to .1875% if on such date clause (i) is inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB+ or higher by Standard & Poor's and Baa1 or higher by Moody's, (iii) a rate per annum equal to .2250% if on such date clauses (i) and (ii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB or higher by Standard & Poor's and Baa2 or higher by Moody's and (iv) a rate per annum equal to .2500% if on such date clauses (i),
(ii) and (iii) are inapplicable and the Borrower's outstanding Long-Term Indebtedness is rated BBB- or below by Standard & Poor's or Baa3 or below by Moody's; provided that all references to any rating agency shall be deemed to be deleted in the event that the Borrower's outstanding Long-Term Indebtedness is no longer rated by such agency, and clause (iv) shall be deemed to apply if such Long-Term Indebtedness is no longer rated by either agency.

           "Applicable Lending Office" means the Lender's Domestic Lending Office in the case of an Uncommitted Advance or a Base Rate Advance and the Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

           "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

    (a) the rate of interest announced publicly by the Reference Bank in New York, New York, from time to time, as its base rate;

    (b) 1/2 of one percent per annum above the secondary market morning offering rate in the United States for three-month certificates of deposit of major United States money market banks, determined by the Reference Bank, such rate being determined by the Reference Bank on the basis of quotations for such rates received by the Reference Bank from three New York certificate of deposit dealers of recognized standing selected by the Reference Bank adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; or

    (c)        1/2 of one percent above the Federal Funds Rate.

           "Base Rate Advance" means an Advance which bears interest as provided in Section 2.05(a) of this Agreement.

           "Borrower" has the meaning provided in the first paragraph of this Agreement.

           "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings in Dollars are carried on in the London interbank market.

           "Capital Lease" means any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries.

           "Change of Control" means, with respect to the Borrower, the occurrence of any event, act or condition which results in either (i) any Person other than the ESOPs becoming the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Borrower or (ii) individuals who constitute the Continuing Directors ceasing for any reason to constitute at least the majority of the Board of Directors of the Borrower.

           "Commitment" has the meaning set forth in Section 2.01 of this Agreement.

           "Committed Advance" means an advance by the Lender to the Borrower under Section 2.01 of this Agreement and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of Committed Advance.

           "Consolidated Cash Expenditures" has the meaning provided in Section 5.01(f) of this Agreement.

           "Consolidated Cash Flow" has the meaning provided in Section 5.01(f) of this Agreement.

           "Consolidated Net Tangible Assets" means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Borrower and its Subsidiaries after deducting goodwill, trademarks, patents, other like intangibles and the minority interests of others in Subsidiaries.

           "Consolidated Subsidiary" has the meaning provided in Section 5.01(f) of this Agreement.

            "Contingent Obligation" as to any Person means any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

           "Continuing Director" means any member of the Board of Directors of the Borrower who is not affiliated with an Acquiring Person and who is a member of the Board of Directors of the Borrower immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Borrower.

           "Default" means an event which would constitute an Event of Default but for the giving of notice, the lapse of time or both.

           "Dollars" and "$" mean lawful money of the United States of America.

           "Domestic Lending Office" means the office of the Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or such other office as the Lender may from time to time specify to the Borrower.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successors thereto, and the regulations promulgated and the rulings found thereunder.

           "ERISA Controlled Group" means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.

           "ERISA Person" has the meaning set forth in Section 3(9) of ERISA for the term "person."

           "ERISA Plan" means any Plan that (x) is not a Multiemployer Plan and
(y) has Unfunded Benefit Liabilities in excess of $20,000,000 and (ii) any Plan that is a Multiemployer Plan.

           "ESOPs" means collectively The Savings Plan for Salaried Employees of The Stanley Works and The Savings Plan for Hourly Paid Employees of The Stanley Works.

           "Eurocurrency Liabilities" has the meaning provided in Regulation D of the Federal Reserve Board.

           "Eurodollar Lending Office" means the office of the Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto (or, if no such office is specified, its Domestic Lending Office), or such other office as the Lender may from time to time specify to the Borrower.

           "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance, an interest rate per annum equal to the offered rate for deposits in Dollars as quoted by the British Banker's Association on Telerate page 3750 at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Eurodollar Rate Advance and for a period equal to such Interest Period.

           "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.05(b) of this Agreement.

           "Eurodollar Rate Reserve Percentage" means at any time for any Eurodollar Rate Advance the reserve percentage applicable at such time under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.

           "Events of Default" has the meaning specified in Section 6.01 of this Agreement.

           "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, or any successor thereto.

           "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Board arranged by Federal fund brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Reference Bank from three Federal funds brokers of recognized standing selected by the Reference Bank.

           "Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

           "Fixed Rate" has the meaning set forth in Section 2.13(c)(ii)(C) of this Agreement.

           "Fixed Rate Advance" means an Advance which bears interest as provided in Section 2.05(d) of this Agreement.

           "Fixed Rate Auction" means a solicitation of Quotes setting forth Fixed Rates pursuant to Section 2.13 of this Agreement.

           "Floating Rate" means, for any Interest Period for a Floating Rate Advance, an interest rate per annum equal to the Base Rate in effect from time to time minus the Floating Rate Margin for such Advance and Interest Period.

           "Floating Rate Advance" means an Advance which bears interest as provided in Section 2.05(c) of this Agreement.

           "Floating Rate Auction" means a solicitation of Quotes setting forth Floating Rate Margins based on the Base Rate pursuant to Section 2.13 of this Agreement.

           "Floating Rate Margin" has the meaning provided in Section 2.13(c)(ii)(B) of this Agreement.

           "GAAP" means United States generally accepted accounting principles as in effect from time to time.

           "Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capital Lease obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all Contingent Obligations of such Person, and (vii) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements.

           "Interest Period" means, for each Eurodollar Rate Advance, Floating Rate Advance and Fixed Rate Advance, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Eurodollar Rate Advance, one, two, three or six months, (b) in the case of a Fixed Rate Advance, from 14 to 180 days, and (c) in the case of a Floating Rate Advance, from 30 to 180 days, in each case as the Borrower may select in the Notice of Borrowing, Quote Request or Notice of Conversion or Continuation for such Advance, as the case may be; provided, that:

        (i) the Borrower may not select any Interest Period which ends after the Termination Date;

        (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if, in the case of any Interest Period with respect to any Eurodollar Rate Advance, such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

        (iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;

        (iv) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

        (v) if upon the expiration of any Interest Period with respect to a Eurodollar Rate Advance, the Borrower has failed to elect a new Interest Period to be applicable to the respective Advance as provided above, the Borrower shall be deemed to have elected to convert such Advance into a Base Rate Advance effective as of the expiration date of such current Interest Period.

               "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

               "Lender" has the meaning provided in the first paragraph of this Agreement.

               "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

               "Long-Term Indebtedness" means the long-term Senior Unsecured Indebtedness of the Borrower.

               "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Borrower and its Consolidated Subsidiaries taken as a whole.

               "Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

               "Note" means the promissory note of the Borrower in substantially the form of Exhibit A hereto.

               "Notice of Borrowing" has the meaning provided in Section 2.02(b) of this Agreement.

               "Notice of Conversion or Continuation" has the meaning provided in Section 2.04 of this Agreement.

               "Obligations" means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to the Lender under or in connection with this Agreement, the Note or the Uncommitted Advance Note.

               "Other Commitment" means, in the case of each of the Other Lenders, the amount of such Other Lender's commitment under Section 2.01(a) of the Other Credit Agreement to which it is a party.

               "Other Credit Agreements" has the meaning provided in Section 2.01(c) of this Agreement.

               "Other Lenders" means Citibank, N.A., Morgan Guaranty Trust Company of New York, J.P. Morgan Delaware, Wachovia Bank of Georgia, N.A., Royal Bank of Canada, Banque Nationale de Paris, Barclays Bank PLC, Mellon Bank, National Association and Shawmut Bank Connecticut, N.A. (but excluding the Lender), and such other Persons as provided in Section 7.06 of the Other Credit Agreements.

               "Other Notes" means promissory notes of the Borrower issued pursuant to Section 2.11 of each of the Other Credit Agreements in connection with Committed Advances as defined therein.

               "Other Taxes" has the meaning provided in Section 2.10 of this Agreement.

               "Other Uncommitted Advance Notes" means promissory notes of the Borrower issued pursuant to Section 2.11 of each of the Other Credit Agreements in connection with Uncommitted Advances as defined therein.

               "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

               "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

               "Plan" means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

        (i) were the responsibility of the Borrower or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

        (ii) are currently the responsibility of the Borrower or a member of its ERISA Controlled Group, or

        (iii) hereafter become the responsibility of the Borrower or a member of its ERISA Controlled Group,

including any such plans as may have been, or may hereafter be, terminated for whatever reason.

               "Principal Property" means all real property and tangible personal property constituting a manufacturing plant owned by the Borrower or any of its Subsidiaries, exclusive of (i) motor vehicles, mobile materials handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest cannot, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, be included in gross income of the holder under Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property and equipment included therein without deduction of any depreciation reserves which is less than 10% of Consolidated Net Tangible Assets or which the Board of Directors of the Borrower determines is not material to the operation of the business of the Borrower and its Subsidiaries taken as a whole.

               "Principal Subsidiary" means any Subsidiary of the Borrower which has net sales which represent 15% or more of the consolidated net sales of the Borrower and its Consolidated Subsidiaries taken as a whole.

               "Pro Rata Share" means as to the Lender or any Other Lender a fraction (expressed as a percentage), the numerator of which is such Person's Commitment or Other Commitment, as the case may be, and the denominator of which shall be the sum of the Commitment and the Other Commitments.

               "Quote" means an offer by the Lender or an Other Lender to make an advance under Section 2.13 of this Agreement or Section 2.13 of an Other Credit Agreement.

               "Quote Request" has the meaning set forth in Section 2.13 of this Agreement.

               "Ratable Share" has the meaning provided in Section 7.05 of this Agreement.

               "Rate Notification" has the meaning set forth in Section 2.02(a).

               "Rate Request" has the meaning set forth in Section 2.02(a).

               "Reference Bank" means Citibank, N.A., or, if Citibank, N.A. is no longer the Lender or an Other Lender, such Person (which shall be the

Lender or an Other Lender) as shall be designated by the Borrower with the consent of the Required Lenders, which consent shall not be unreasonably withheld.

               "Reportable Event" has the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations).

               "Required Lenders" means the Lender and/or Other Lenders representing in the aggregate at least 51% of the sum of the Commitment hereunder and the Other Commitments under the Other Credit Agreements or, if the Commitment and the Other Commitments shall have terminated, the Lender and/or Other Lenders representing in the aggregate at least 51% of the sum of the Advances hereunder and the Advances under the Other Credit Agreements (as such term is defined therein).

               "Senior Unsecured Indebtedness" means Indebtedness that is not subordinated to any other Indebtedness and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.

               "Subsidiary" of any Person means (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.

               "Taxes" has the meaning provided in Section 2.10 of this Agreement.

               "Termination Date" means the fifth anniversary of the date hereof or such earlier date as the Commitment shall have been terminated pursuant to this Agreement.

                "Termination Event" means (i) a Reportable Event, or (ii) the initiation of any action by the Borrower, any member of the Borrower's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or
(iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

               "Type" has the meaning provided in the definitions of Committed Advance and Uncommitted Advance.

               "Uncommitted Advance" means advances made to the Borrower under
Section 2.13 of this Agreement and Section 2.13 of the Other Credit Agreements and refers to a Floating Rate Advance or a Fixed Rate Advance, each of which shall be a Type of Uncommitted Advance.

               "Uncommitted Advance Note" means the promissory note of the Borrower in substantially the form of Exhibit D hereto.

               "Unfunded Benefit Liabilities" means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds
(ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).

               SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

               SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

               SECTION 2.01. The Commitment. (a) General. The Lender agrees, on the terms and conditions hereinafter set forth, to make Committed Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date not to exceed at any time the amount specified opposite the Lender's name in Section 3.01(e) (the "Commitment") minus the Lender's Pro Rata Share of the aggregate principal amount of all Uncommitted Advances then outstanding. Subject to the terms of this Agreement, during such period the Borrower may borrow, repay, prepay (as provided in Section 2.07) and reborrow such amount or any portion thereof. The Borrower shall not borrow under this Section 2.01(a) unless contemporaneous borrowings are made under Section 2.01(a) of the Other Credit Agreements in amounts equal to each Other Lenders' Pro Rata Share of the aggregate amount to be borrowed on any given day. Except for borrowings which exhaust the full remaining amount of the Commitment and the Other Commitments, each borrowing under this Section 2.01(a) or Section 2.01(a) of the Other Credit Agreements shall be in an aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000.

                      (b) Termination and Reduction. The Borrower shall have the right, upon at least two Business Days' notice to the Lender, to terminate in whole or reduce in part any unused portion of the Commitment. The Borrower shall not terminate in whole or reduce in part any Other Commitment pursuant to subsection (b) of Section 2.01 of any Other Credit Agreement unless the Commitment is simultaneously terminated or reduced on a pro rata basis. Each partial reduction to the Commitment and the Other Commitments shall be in the aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000.

                      (c) Other Credit Agreements. Contemporaneously--with entering into this Agreement, the Borrower is entering into separate Facility B (Five Year) Credit Agreements (the "Other Credit Agreements") substantially identical to this Agreement (the only differences being those relating to the identity, description and amount of the commitment of the lender thereunder) with each of the Other Lenders, with each such Other

Credit Agreement establishing the Other Commitment specified opposite the name of the applicable Other Lender in Section 3.01(e).

               SECTION 2.02. Making the Committed Advances. (a) Determination of Eurodollar Rate. The Borrower may request the Reference Bank, no earlier than 9:00 A.M. (New York City time) and no later than 11:00 A.M. (New York City time) on the third Business Day before a proposed Eurodollar Rate Advance, to notify the Borrower of the Eurodollar Rate that would be applicable to a Committed Advance in the principal amount and with the Interest Period as described by the Borrower in such request, which request shall be substantially in the form of Exhibit B-1 (a "Rate Request"). Upon such request, the Reference Bank shall furnish such interest rate to the Borrower no later than noon (New York City time) on the second Business Day before the proposed Eurodollar Rate Advance by delivering to the Borrower a copy of the related Rate Request setting forth such rate and executed by an authorized officer of the Reference Bank in the space provided therefor (a "Rate Notification"). The Borrower shall be entitled to rely on any such notification and such rate shall be conclusive and binding on the Lender absent manifest error.

                      (b) Notice of Borrowing. Each Committed Advance shall be made on notice by the Borrower to the Lender, given not later than 11:00 A.M. (New York City time) on the date of the proposed Committed Advance, if such Committed Advance is to be a Base Rate Advance and no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business Day prior to such date if such Committed Advance is to be a Eurodollar Rate Advance. Each such notice of a Committed Advance (a "Notice of Borrowing") shall be by telecopier, telex or cable, or by telephone confirmed immediately in writing, in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Committed Advance, (ii) Type of such Committed Advance, (iii) aggregate amount of such Committed Advance and the other related advances from the Other Lenders pursuant to Section 2.01 and
(iv) in the case of a Eurodollar Rate Advance, the Interest Period for such Committed Advance. The Lender shall, before 2:00 P.M. (New York City time) on the date of such Committed Advance, upon fulfillment of the applicable conditions set forth in Article III, make such Advance available to the Borrower in same day funds to such account as the Borrower shall have specified in the related Notice of Borrowing.

                      (c) Illegality, Etc. Anything in subsection (a) or (b) above to the contrary notwithstanding,

                                            (i) if the Lender shall, at least
                      one Business Day before the date of any requested Advance or the date of any conversion to or continuation of a Eurodollar Rate Advance, notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for the Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (A) the Lender shall have no obligation to make, or to convert Advances into, Eurodollar Advances until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and (B) the Borrower shall be deemed to have converted all Eurodollar Rate Advances then outstanding into Base Rate Advances in accordance with Section 2.04 on and as of the date of the Borrower's receipt of such notice, unless and to the extent such notice directs that one or more Eurodollar Advances shall be so converted on the last day of the applicable Interest Period;

                                            (ii) if the Reference Bank cannot
                      furnish the Eurodollar Rate for any Eurodollar Rate Advance because of conditions existing in the London interbank market, the right of the Borrower to select Eurodollar Rate Advances shall be suspended until the Reference Bank shall notify the Borrower that the circumstances causing such suspension no longer exist; and

                                            (iii) if the Required Lenders shall,
                      at least one Business Day before the date of any requested Eurodollar Rate Advance, notify the Borrower that the relevant rate of interest will not adequately reflect the cost to the Required Lenders of making, funding or maintaining such Advance, the Lender shall have no obligation to make such Advance until the Required Lenders shall notify the Borrower that the circumstances causing such suspension no longer exist.

                      (d) Effect of Failure to Fulfill Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Eurodollar Rate Advance, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date, such indemnity to be paid promptly upon receipt by the Borrower of a certificate of the Lender setting forth the calculation of the amount of the indemnity claimed by the Lender.

               SECTION 2.03. Facility Fee. The Borrower agrees to pay to the Lender a facility fee on the amount of the Commitment at the Applicable Facility Fee Rate, payable quarterly in arrears on the last day of each March, June, September and December during the term of the Commitment and on the Termination Date. All computations of the facility fee shall be based on a year of 365 or 366 days, as the case may be.

               SECTION 2.04. Continuation and Conversion. (a) General. Subject to the other provisions hereof, the Borrower shall have the option (i) to convert all or any part of an outstanding Base Rate Advance to a Eurodollar Rate Advance, (ii) to convert all or any part of an outstanding Eurodollar Rate Advance to a Base Rate Advance, or (iii) to continue all or any part of an outstanding Eurodollar Rate Advance as a Eurodollar Rate Advance for an additional Interest Period; provided, that no Eurodollar Rate Advance shall be so converted other than as contemplated by Section 2.02(c) or continued, until the expiration of the Interest Period applicable thereto.

                      (b) Notice of Conversion or Continuation. In order to elect to convert or continue a Committed Advance hereunder, the Borrower shall deliver an irrevocable notice thereof (a "Notice of Conversion or Continuation") to the Lender by telecopier, telex or cable or by telephone confirmed immediately in writing, no later than (i) 11:00 A.M., (New York City time) on the proposed conversion date in the case of a conversion to a Base Rate Advance and (ii) no earlier than 9:00 A.M. (New York City time) and no later than 4:00 P.M. (New York City time) on the third Business

Day in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Advance, substantially in the form of Exhibit C hereto. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the amount and Type of the Advance to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period. The relevant Eurodollar Rate for such Interest Period in the case of a conversion to, or a continuation of, a Eurodollar Rate Advance, shall be determined in the manner provided in Section 2.02(a) as if such conversion or continuation is instead a new Eurodollar Advance for in such amount, on such date and for such Interest Period). If the Borrower fails to give a Notice of Conversion or Continuation with respect to an outstanding Eurodollar Rate Advance as provided in clause (ii) above, the Borrower shall be deemed to have converted such Eurodollar Rate Advance into a Base Rate Advance in accordance with this Section 2.04 if such Advance is outstanding after the last day of the Interest Period with respect thereto.

               SECTION 2.05. Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                      (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time, payable on the last Business Day of each fiscal quarter during the period such Base Rate Advance remains outstanding and on the date such Base Rate Advance shall be paid in full;

                      (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Margin for such Advance, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period;

                      (c) Floating Rate Advances. If such Advance is a

Floating Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Floating Rate for such Interest Period quoted by the Lender in accordance with Section 2.13, payable on the last Business Day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period;

                      (d) Fixed Rate Advances. If such Advance is a Fixed Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Fixed Rate for such Interest Period quoted by the Lender in accordance with Section 2.13, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; and

                      (e) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of all Advances and, to the extent permitted by law, overdue interest in respect of all Advances, shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time. In the event that, and for so long as, any Default under Section 6.01(a) shall have occurred and be continuing, the outstanding principal amount of the Advance with respect to which such Default has occurred and is continuing shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time.

               SECTION 2.06. Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to the Lender, during each period the Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance outstanding during such period, from the later of the date such reserves are required and the making of such Advance until the earlier of the date such reserves are no longer required and such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period applicable to such Advance from (ii) the rates obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the average Eurodollar Rate Reserve Percentage of the Lender during such period, payable on each date on which interest is payable on such Advance. The Lender shall determine the amount of such additional interest, if any, and promptly notify the Borrower of the amount thereof.

               SECTION 2.07. Repayment and Prepayment of Advances. (a) The principal amount of all Advances shall mature and become due and payable, in the case of Committed Advances, on the Termination Date, and in the case of an Uncommitted Advance, on the last day of the Interest Period with respect thereto. The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in this Section 2.07. Subject to Section 2.09(e), the Borrower may, upon at least two Business Days' notice to the Lender stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of any Committed Advance in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that the amount of any such prepayment, together with the amount of prepayments required to be made in connection therewith under the Other Credit Agreements and Section 2.09(e), shall be in the aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000 and, in the case of a payment or prepayment of a Eurodollar Rate Advance other than on the last day of the Interest Period for such Advance as provided herein, shall have the consequences set forth in Section 7.04(b).

               (b) The Borrower shall notify the Lender immediately upon becoming aware of any Change of Control. Upon receipt of such notice and for a period of 90 days thereafter, the Lender shall be entitled, by written notice to the Borrower received within such period, to terminate the Commitment in whole and require the Borrower to prepay all outstanding Advances within 5 Business Days of its receipt of such notice, together with any accrued and unpaid interest thereon to the date of such prepayment and any other amounts due hereunder. In the event that any Other Lender exercises its right to require such termination and prepayment under Section 2.07(b) of any Other Credit Agreement, the Lender acknowledges and agrees that the Borrower shall be entitled to enter into a credit agreement substantially identical to this Agreement (the only differences being those relating to the identity, description and amount of the commitment of the lender thereunder) with any other Person (other than the Borrower or any affiliate of the Borrower) providing for a commitment not to exceed the commitment of such Other Lender, and such credit agreement, the related notes, such Person and such commitment shall be deemed to constitute, respectively, an Other Credit Agreement, Other Note, Other Uncommitted Advance Note, Other Lender and Other Commitment hereunder. Notwithstanding any other provision contained herein, a Change of Control shall not, in and of itself, constitute a Default hereunder. Copies of notices delivered to the Borrower by any Other Lenders pursuant to Section 2.07(b) of the Other Credit Agreements shall be delivered by the Borrower to the Lender promptly upon receipt thereof.

               SECTION 2.08. Increased Costs. (a) Changes in Law, Etc. If, due to (i) the introduction of or any change in or in the interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, promptly upon demand by the Lender accompanied by the certificate described in the next sentence, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error.

                      (b) Capital Adequacy. If, due to (i) the introduction of or any change in or in the interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), the Lender determines that the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender has been or would be affected and that the amount of such capital is increased by or based upon the existence of the Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by the Lender received by the Borrower within such time from the relevant change or introduction described above as is reasonably required in order to determine the effect thereof accompanied by a certificate of the Lender as to the amounts demanded, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation, as the case may be, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender's commitment to lend hereunder, such amounts to be due and payable within 2 days of the Lender's invoice therefor. A Certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.

               SECTION 2.09. Payments and Computations. (a) Manner of Payment. The Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due in Dollars in same day funds.

                      (b) Set-Off. The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with the Lender any amount so due.

                      (c) Interest. All computations of interest based on the Base Rate shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or with respect to Uncommitted Advances and all computations of interest pursuant to Section 2.06 shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Reference Bank of an interest rate for any Committed Advance hereunder shall be conclusive and binding for all purposes, absent manifest error.

                      (d) Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                      (e) Pro Rata Payments, Etc. The Borrower shall not make any payments or prepayments of principal of or interest on Committed

Advances or facility fees, or continue or convert any Committed PB Advance, in each case under any Other Credit Agreement unless corresponding payments, prepayments, continuations or conversions, as the case may be, are made hereunder representing the Lender's Pro Rata Share of the total amount of such payments, prepayments, continuations or conversions. No payments or prepayments of Committed Advances or facility fees shall be made hereunder unless the Borrower complies with Section 2.09(e) of each Other Credit Agreement. No conversions or continuations shall be made under Section 2.04 unless the Borrower complies with Section 2.09(e) of each Other Credit Agreement. This subsection (e) shall not apply to payments made in connection with a prepayment pursuant to Section 2.07(b) or conversions pursuant to Section 2.02(c).

                      (f) Rate Information. The Reference Bank shall notify the Borrower of the Base Rate in effect on the first Business Day on which a Base Rate or Floating Rate Advance is outstanding and each day on which a change in the Base Rate occurs, each in sufficient detail to enable the Borrower to calculate interest payments hereunder with respect to Base Rate Advances and Floating Rate Advances, and shall provide such information to any Other Lender promptly upon its request. The Borrower will provide to the Lender (i) (unless the Lender is the Reference Bank) promptly upon receipt thereof copies of the information received by the Borrower pursuant to the immediately preceding sentence or any Rate Notification received pursuant to Section 2.02(a), (ii) promptly upon the making of any interest payment with respect to a Base Rate Advance or a Floating Rate Advance hereunder a schedule based on such information setting forth the Base Rate for each day in the period in which such Advance was outstanding, and (iii) promptly upon obtaining knowledge thereof, notice of any change in the rating assigned by Standard & Poor's or Moody's to the Borrower's Long-Term Indebtedness and the date of such change provided, that the Borrower's failure to provide any of the foregoing information shall be deemed not to be a Default or Event of Default hereunder.

               SECTION 2.10. Taxes. (a) General. Any and all payments by the Borrower hereunder shall be made in accordance with Section 2.09, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, not in effect or not imposed on the date of this Agreement; excluding taxes imposed on the Lender's income, and franchise taxes imposed on it by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                      (b) Other Taxes. In addition, the Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement not in effect or not imposed on the date of this Agreement (hereinafter referred to as "Other Taxes") upon notice from the Lender.

                      (c) Tax Indemnity. The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.10) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

                      (d) Receipt. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Lender, at its address referred to in
Section 7.02, the original or a certified copy of a receipt evidencing payment thereof.

                      (e) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder.

               SECTION 2.11. Evidence of Debt. The Committed Advances shall be evidenced by the Note and the Uncommitted Advances shall be evidenced by the Uncommitted Advance Note, in each case delivered to the Lender pursuant to
Article III. The entries made in the Note and the Uncommitted Advance Note shall be conclusive and binding for all purposes absent manifest error.

               SECTION 2.12. Use of Proceeds of Advances. The Borrower will use the proceeds of the Advances for general corporate purposes.

               SECTION 2.13.  Uncommitted Advances.

                      (a) The Uncommitted Advances Option. In addition to Committed Advances pursuant to Section 2.01, the Borrower may, as set forth in this Section 2.13, request the Lender (and the Other Lenders) to make offers to make Uncommitted Advances to the Borrower. The Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
2.13. The Uncommitted Advances may be Floating Rate Advances or Fixed Rate Advances.

                      (b) Quote Request. When the Borrower wishes to request offers to make Uncommitted Advances, it shall transmit to the Lender and the Other Lenders a quote request substantially in the form of Exhibit E hereto (a "Quote Request") so as to be received (x) no earlier than 9:00 A.M. (New York City time) and no later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of borrowing proposed therein, in the case of a Fixed Rate Auction or (y) no later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the proposed date of borrowing proposed therein, in the case of a Floating Rate Auction, specifying:

                                            (i) the proposed date of borrowing,
                      which shall be a Business Day;

                                            (ii) the proposed aggregate amount
                      of such borrowing, which shall be $10,000,000 or a larger whole multiple of $1,000,000; and

                                            (iii) the duration of the proposed
                      Interest Period applicable thereto subject to the provisions of the definition of Interest Period.

The Borrower may request offers to make Uncommitted Advances for more than one Interest Period in a single Quote Request. No Quote Request shall be given within five Business Days of any other Quote Request.

                      (c)  Submission and Contents of Quotes.

                                            (i)  The Lender may but shall not be
                      required to
                      submit a Quote containing an offer or offers to make an Uncommitted Advance in response to any Quote Request. Each Quote must comply with the requirements of this Section 2.13(c) and must be submitted to the Borrower in writing (including by telecopy) no later than (A) 12:00 noon (New York City time) on the third Business Day prior to the proposed date of borrowing in the case of a Fixed Rate Auction or (B) 12:00 noon (New York City time) on the Business Day immediately preceding the proposed date of borrowing, in the case of a Floating Rate Auction. Any Quote so made shall be irrevocable except with the written consent of the Borrower.

                                            (ii) A Quote may set forth each
                      separate offer by the Lender with respect to each Interest Period specified in the related Quote Request. Each Quote shall be in substantially the form of Exhibit F hereto, and shall in any case specify:

                                                   (A) the principal amount of
                      the Uncommitted Advance for each such offer, which principal amount (1) may be greater than or less than the Commitment of the Lender, (2) must be a whole multiple of $1,000,000, (3) may not exceed (but may be less than) the proposed principal amount of Uncommitted Advances set forth in the related Quote Request, and (4) may be subject to an aggregate limitation as to the principal amount of Uncommitted Advances for which offers being made by the Lender may be accepted;

                                                   (B) in the case of a Floating
                      Rate Auction, the margin below the Base Rate (the "Floating Rate Margin") offered for each such Uncommitted Advance expressed as a percentage (specified to the nearest 1/1,000th of 1%) to be subtracted from such Base Rate; and

                                                   (C) in the case of a Fixed
                      Rate Auction, the rate of interest per annum (specified to the nearest 1/1,000th of 1%) (the "Fixed Rate") offered for each such Uncommitted Advance.

                                            (iii) Any Quote shall be disregarded
                      if it:

                                                   (A) is not substantially in
                      conformity with the format described in the relevant Quote Request or does not specify all of the information required by Section 2.13(c)(ii);

                                                   (B) contains qualifying,
                      conditional or similar language;

                                                   (C) proposes terms other than
                      or in addition to those set forth in the applicable Quote Request; or

                                                   (D) is received by the
                      Borrower after the time set forth in Section 2.13(c)(i).

                      (d) Acceptance and Notice by Borrower. Not later than (i) 1:00 p.m. (New York City time) on the third Business Day prior to the proposed date of borrowing, in the case of a Fixed Rate Auction or (ii) 1:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of borrowing, in the case of a Floating Rate Auction, the Borrower shall notify the Lender of its acceptance or non-acceptance of the offers so notified to it pursuant to Section 2.13(c) substantially in the form of Exhibit G hereto; provided that if the Borrower shall fail to so notify the Lender by the times set forth above, the Borrower shall be deemed to have notified the Lender of its non-acceptance of each such offer. In the case of acceptance, each such notice shall specify the aggregate principal amount of offers that are accepted. The Borrower may accept any such offer in whole or in part; provided that:

                                            (i) the aggregate principal amount
                      of each borrowing of Uncommitted Advances may not exceed the applicable amount set forth in the related Quote Request;

                                            (ii) the principal amount of
                      Uncommitted Advances made on a single Business Day must be $10,000,000 or a larger whole multiple of $1,000,000;

                                            (iii) acceptance of offers from the
                      Lender and the Other Lenders may only be made on the basis of ascending Floating Rate Margins or Fixed Rates, as the case may be; and

                                            (iv) the Borrower may not accept any
                      offer that
                      is described in Section 2.13(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

                      (e) Allocation. If offers are made by the Lender and one or more Other Lenders with the same Floating Rate Margins or Fixed Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted, the principal amount of Uncommitted Advances in respect of which such offers are accepted shall be allocated by the Borrower among the Lender and such Other Lenders as nearly as possible (in such multiples, not less than $1,000,000, as it may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Borrower of the amounts of Uncommitted Advances shall be binding and conclusive in the absence of manifest error. The Borrower shall promptly notify the Lender of any allocation pursuant to this Section 2.13(e).

                      (f) Funding. In the case of an Uncommitted Advance as to which the Borrower has accepted the Lender's offer under clause (d) above, before 12:00 noon (New York City time) on the date of such Uncommitted Advance, the Lender shall, upon fulfillment of the applicable conditions set forth in
Article III, make such funds available to the Borrower in same day funds to such account as the Borrower shall have specified in the related notice delivered pursuant to Section 2.13(d).

                      (g) Lender Information. Promptly upon the Lender's request, the Borrower shall inform the Lender as to the identity of any Other Lender and the applicable rate of interest charged thereby with respect to Uncommitted Advances made by any such Other Lender.

                                    ARTICLE III

                               CONDITIONS OF LENDING

               SECTION 3.01. Condition Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that the Lender shall have received the following, in form and substance satisfactory to the Lender:

                      (a) Note. The Note and the Uncommitted Advance Note;

                      (b) Resolutions, Etc. Certified copies of documents evidencing all necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note and the Uncommitted Advance Note;

                      (c) Incumbency. A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Note, the Uncommitted Advance Note and the other documents to be delivered hereunder;

                      (d) Legal Opinion. An opinion of counsel to the Bor rower substantially in the form of Exhibit H; and

                      (e) Other Credit Agreements. Conformed copies (or a composite conformed copy) of the Other Credit Agreements providing for the Other Commitments by the Other Lenders in the amounts set forth below opposite the name of such Other Lenders:

Name                               Amount

Citibank, N.A.                     $30,000,000
Banque Nationale de Paris          $20,000,000
Morgan Guaranty Trust Company of
  New York                         $10,000,000
J.P. Morgan Delaware               $10,000,000
Royal Bank of Canada               $20,000,000

Wachovia Bank of Georgia, N.A.     $20,000,000
Barclays Bank PLC                  $ 7,000,000
Mellon Bank, N.A.                  $10,000,000
Shawmut Bank Connecticut, N.A.     $10,000,000

        together with a certificate of each Other Lender substantially in the form of Exhibit I hereto.

               SECTION 3.02. Conditions Precedent to Each Advance. The obligation of the Lender to make each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or the notice of acceptance under Section 2.13(d), as the case may be, and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance the following statements shall be true): (i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date, and (ii) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, which would constitute an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES

               SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                      (a) Corporate Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

                      (b) Corporate Authorization, Etc. The execution, delivery and performance by the Borrower of this Agreement, the Note and the Uncommitted Advance Note are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's charter or by-laws or (ii) any law or contractual restriction binding on or affecting the Borrower or any of its Subsidiaries.

                      (c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, the Note or the Uncommitted Advance Note.

                      (d) Enforceability. This Agreement is and upon issuance and delivery thereof in accordance with Article III the Note and the Uncommitted Advance Note will be the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

                      (e) Financial Information. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of January 1, 1994 and the related statements of income and retained earnings of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Lender, fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as of such date and the results of the operations of the Borrower and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

                      (f) No Litigation. Except as disclosed or otherwise reflected in the Borrower's Annual Report on Form 10-K for the year ended January 1, 1994, there is no pending or (to the best of the Borrower's knowledge) threatened action or proceeding against the Borrower or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Note, the Uncommitted Advance Note, any Other Credit Agreement or any Other Note.

                      (g) No Material Adverse Effect. Since January 1, 1994, there has been no event, act or condition which has had a Material Adverse Effect.

                      (h) Environmental Matters. Except as disclosed or otherwise reflected in the Borrower's Annual Report on Form 10-K for the year ended January 1, 1994, neither the Borrower nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health or safety statutes or regulations, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment.

                      (i) Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                      (j) Disclosure. The information furnished in writing by or on behalf of the Borrower to the Lender in connection with the negotiation, execution and delivery of this Agreement does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                      (k) No Defaults. The Borrower (i) is not in default under or with respect to this Agreement, the Note, the Uncommitted Advance Note, the Other Credit Agreements, the Other Notes and the Other Uncommitted Advance Notes and (ii) is not in default under or with respect to any other agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

                      (l) Use of Proceeds. All proceeds of each Advance will be used by the Borrower only in accordance with the provisions of Section 2.12. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, U or X of the Federal Reserve Board.

                                     ARTICLE V

                             COVENANTS OF THE BORROWER

               SECTION 5.01. Affirmative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or the Lender shall have any Commitment hereunder:

                      (a) Financial Information. The Borrower will furnish to the Lender:

                                            (i) Quarterly Financial Statements.
                      Within 50 days after the close of each quarterly accounting period in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated and consolidating statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year.

                                            (ii) Annual Financial Statements.
                      Within 95 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income, retained earnings and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and reported on without qualification by independent certified public accountants of recognized national standing, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default, or if in the opinion of such accounting firm such a Default or

                      Event of Default has occurred and is continuing, a statement as to the nature thereof.

                                            (iii) Officer's Certificates. At the
                      time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of the chief financial officer of the Borrower which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower and its Subsidiaries on the dates and for the periods indicated, and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower and its Consolidated Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Section 5.01(f) for the twelve-month period ending as at the end of the accounting period covered by the financial statements accompanied by such certificate.

                                            (iv) Notice of Default or
                      Litigation. Promptly after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, or (ii) any litigation or governmental proceeding pending or threatened against the Borrower or other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.

                                            (v) SEC Filings. Promptly upon
                      transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Borrower shall file with the Securities and Exchange

                      Commission or any governmental agencies substituted therefor or which the Borrower shall send to its stockholders.

                                            (vi) Other Information. From time to
                      time, and as soon as reasonably practicable, such other information or documents (financial or otherwise) as the Lender may reasonably request.

                      (b) Compliance with Law. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect at the time of such noncompliance or in the foreseeable future.

                      (c) Payment of Taxes. The Borrower shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Borrower or such Subsidiaries, except (x) as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP and (y) where such nonpayment could not reasonably be expected to result in a Material Adverse Effect.

                      (d) Preservation of Corporate Existence. The Borrower shall, and shall cause each of its Subsidiaries to, do all things necessary to preserve, renew and keep in full force and effect its corporate existence and the licenses, permits, rights and franchises necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the date of this Agreement.

                      (e) Maintenance of Books and Records. The Borrower will maintain financial records in accordance with GAAP, consistently applied. The representatives of the Lender shall have the right to visit and inspect any of the properties of the Borrower and of any of its Subsidiaries, to examine their books of account and records and take notes and make transcripts therefrom, and to discuss their affairs, finances and accounts with, and be advised as to the same by, their officers at such reasonable times and intervals as may be requested.

                      (f) Financial Condition. The Borrower shall cause Consolidated Cash Flow to equal or exceed 125% of Consolidated Cash Expenditures at the end of each fiscal quarter for the twelve-month period then ended. The defined terms used in this clause (f) shall be construed in accordance with GAAP and as follows:

                                            (i) "Consolidated Cash Flow" means
                      for any fiscal period the sum of (A) consolidated earnings before income taxes of the Borrower and its Consolidated Subsidiaries for such fiscal period (including any earnings representing net gain on disposition of assets) before extraordinary items and their tax effects and before income from discontinued operations; (B) to the extent such amount is greater than zero, (x) consolidated interest expense for the Borrower and its Consolidated Subsidiaries for such fiscal period, minus (y) consolidated interest earnings for the Borrower and its Consolidated Subsidiaries for such fiscal period; and (C) consolidated depreciation and amortization for the Borrower and its Consolidated Subsidiaries for such fiscal period; and

                                            (ii) "Consolidated Cash
                      Expenditures" means for any fiscal period the sum of (A) consolidated interest expense of the Borrower and its Consolidated Subsidiaries, (B) consolidated capital expenditures of the Borrower and its Consolidated Subsidiaries and (C) the aggregate amount of all dividends paid or declared by the Borrower on any of its capital stock during such fiscal period; and

                                            (iii) "Consolidated Subsidiary"
                      means at any date any Subsidiary or other entity the financial statements of which would, under GAAP, be consolidated with those of the Borrower in its consolidated financial statements as of such date.

               SECTION 5.02. Negative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or the Lender shall have any Commitment hereunder:

                      (a) No Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any Principal Property now owned or hereafter acquired (unless the Borrower secures the Advances made hereunder and the advances made under the Other Credit Agreements equally and ratably with such
Lien), other than:

                                            (i) Liens existing and disclosed to
                      the Lender in writing prior to the date hereof;

                                            (ii) Liens for taxes not yet due or
                      which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

                                            (iii) Statutory Liens of landlords
                      and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted;

                                            (iv) Liens incurred or deposits made
                      in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                                            (v) Easements, rights-of-way, zoning
                      and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Borrower or any of its Subsidiaries;

                                            (vi) Liens on property of any Person
                      existing at the time such Person becomes a Subsidiary of the Borrower;

                                            (vii) Liens securing Indebtedness
                      owed by a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower;

                                            (viii) any Lien arising solely by
                      operation of law in the ordinary course of business or which is contained in a contract for the purchase or sale of goods or services entered into in the ordinary course of business;

                                            (ix) Liens on any property existing
                      at the time of acquisition but only if the amount of outstanding Indebtedness secured thereby does not exceed the lesser of the fair market value or the purchase price of the property as purchased;

                                            (x) any Lien securing the purchase
                      price of revenues or assets purchased after the date hereof or the cost of repairing or altering, constructing, developing or substantially improving all or any part of such revenues or assets; provided, that such Lien attaches only to such revenues or assets (including any improvements) and the Indebtedness thereby secured does not exceed the lesser of the fair market value or the purchase price of the revenues or assets (including any improvements) as purchased;

                                            (xi) any other Liens securing
                      Indebtedness which in the aggregate does not exceed 10% of Consolidated Net Tangible Assets at any time outstanding; and

                                            (xii) any extension, renewal or
                      replacement of any of the Liens referred to above; provided, that the Indebtedness secured by any such extension, renewal or replacement does not exceed the sum of the principal amount of the Indebtedness originally secured thereby and any fee incurred in connection with such transaction.

                      (b) Merger, etc. The Borrower shall not (i) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation, wind-up or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, or (ii) permit any of its Subsidiaries to do so, if such action could reasonably be expected to have a Material Adverse Effect, except that any wholly-owned Subsidiary of the Borrower may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Borrower or any other wholly-owned Subsidiary of the Borrower and the Borrower or any of its Subsidiaries may enter into any merger or consolidation so long as in the case of a transaction involving the Borrower, the Borrower, or in the case of any other transaction, a Subsidiary of the Borrower, is the surviving entity in such transaction and, after giving effect thereto, no Default or Event of Default shall have occurred or be continuing.

                      (c) Other Credit Agreements. The Borrower shall not amend, modify or waive, or permit the amendment, modification or waiver of, any provision of any Other Credit Agreement or Other Note unless such amendment is made in accordance with Section 7.01 hereof.

                      (d) Sale-Leasebacks. The Borrower shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired (except for property the aggregate value of which at the time such lease is entered into is less than 10% of Consolidated Net Tangible Assets), (i) which the Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Borrower or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any other Person in connection with such lease.

                                     ARTICLE VI

                                 EVENTS OF DEFAULT

               SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                      (a) The Borrower shall fail to pay when due any principal of any Advance (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such amounts, within two Business Days after its due date); or the Borrower shall fail to pay when due any interest on any Advance, any fee (other than the facility fee) or any other amount payable by it hereunder or under the Note or the Uncommitted Advance Note and five (5) days shall have elapsed from the date such interest, fees or other amounts were due; or with respect to the facility fee payable pursuant to
Section 2.03, the Borrower shall fail to pay the facility fee when due and two Business Days shall have elapsed from the Borrower's receipt of notice of such non-payment from the Lender; or

                      (b) Any representation or warranty made by the Borrower herein or pursuant to this Agreement, the Note or the Uncommitted Advance Note shall prove to have been incorrect in any material respect when made or deemed made; or

                      (c) The Borrower shall fail to perform any term, covenant or agreement contained in Section 5.01(a)(iv), 5.01(f) or 5.02 on its part to be performed or observed; or

                      (d) The Borrower shall fail to perform any term, covenant or agreement contained in this Agreement (except those described in clauses (a) and (c) above) and such failure shall continue for 30 days; or

                      (e) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Principal Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Borrower or such Principal Subsidiary or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

                      (f) The Borrower or any of its Principal Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of any order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or such Principal Subsidiary or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

                      (g) (A) The Borrower shall fail to make any payment in respect of Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration or otherwise)if the aggregate amount of such payment is $5,000,000 or more, or (B) any breach, default or event of default shall occur and be continuing (and applicable grace and notice periods shall have expired) under any agreement or indenture relating to any Indebtedness in an aggregate amount of $5,000,000 or more, and, except in the case of financial covenant defaults, the maturity of any such Indebtedness has been accelerated in accordance with the terms thereof or (C) an "Event of Default" as defined in any Other Credit Agreement shall have occurred; or

                      (h) (A) Any Termination Event shall occur, or (B) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or (C) the Borrower or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (D) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (E) the Borrower or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (F) a proceeding shall be instituted against the Borrower or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or
(G) any other event or condition shall occur or exist with respect to any Plan, if such events, transactions or conditions set forth in clauses (A) through (G) above could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; or

                      (i) If there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against the Borrower or any of its Principal Subsidiaries which, when added to any other outstanding final judgments which remain undischarged, unsatisfied and unstayed for more than 30 days against the Borrower or any such Principal Subsidiary, exceeds $5,000,000;

then, and in any such event, the Lender may, by notice to the Borrower, with the written consent of the Required Lenders, except as provided in Section 7.03, (i) declare the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate and (ii) declare all Advances, the Note, the Uncommitted Advance Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all Advances, the Note, the Uncommitted Advance Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however that in the case of any of the Events of Default specified in clauses (e) or (f) above with respect to the Borrower,
(A) the obligation of the Lender to make Advances shall automatically be terminated and (B) the Advances, the Note, the Uncommitted Advance Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                    ARTICLE VII

                                   MISCELLANEOUS

               SECTION 7.01. Amendments, etc. No amendment or waiver of any provision of this Agreement, the Uncommitted Advance Note, or the Note, nor consent to any departure by any party herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or in the case of Section 2.13 and the Uncommitted Advance Note, the Borrower and the Lender; provided, that the consent of the Borrower, the Lender and each Other Lender shall be required in order to amend or waive any provision of this Agreement other than Section 2.13 and the Uncommitted Advance Note, or the Note which would have the effect of (a) a reduction in principal, interest or fees payable to the Lender under this Agreement, (b) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement, (c) an increase in the Commitment, (d) amending or waiving compliance with the last sentence of Section 2.01(a), the second sentence of Section 2.01(b), Section 2.08, Section 2.09(e), Section 5.02(c) or this Section 7.01, or
(e) amending the definition of Required Lenders. No amendment or waiver referred to in the preceding sentence (other than amendments to or waivers of Section
2.13 and the Uncommitted Advance Note) shall be effective unless each Other Agreement is similarly amended or waived. Notwithstanding the foregoing, only the written consent of the Borrower and the Lender shall be required in order to amend and restate this Agreement pursuant to Section 7.06, and the Borrower shall, without the consent of any Person being required therefor, amend and provide an amended copy of Schedule I hereto to the Lender promptly upon being advised by the Lender or any Other Lender of any changes in the information set forth therein (provided that the failure to provide such Schedule I to the Lender shall be deemed not to be a Default or Event of Default hereunder).

               SECTION 7.02. Notices, etc. All notices and other communications provided for hereunder shall be in writing (including telecopier or telex communication) and mailed, telecopied, telexed or delivered, if to the Borrower, at its address at 1000 Stanley Drive, New Britain, Connecticut 06050, Attention:
Secretary, telecopy no. 203-827-3911 with a copy to Craig A. Douglas, Director, Corporate Finance at the same address and telecopy no. 203-827-3848; if to the Lender or any Other Lender at the address for notices set forth for such Person on Schedule I hereto; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when telecopied or telexed, be effective when telecopied (with receipt confirmed by telephone) or confirmed by telex answerback, respectively, and when mailed or delivered, when received.

               SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Lender agrees that it shall not be entitled to exercise any of its remedies hereunder except with the prior written consent of the Required Lenders, provided that the Lender may, without such prior written consent, exercise its remedies hereunder with respect to any Obligations as to which (a) pro rata payments are not required to be made under Section 2.09(e) in the case of an Event of Default under Section 6.01(a) with respect to any such payments or (b) a pro rata payment is required to be made under Section 2.09(e) and the Lender does not receive its pro rata payment when due and payable hereunder in the case of an Event of Default under Section 6.01(a). In the event that any Lender intends to exercise remedies pursuant to the immediately preceding proviso, the Lender shall, prior to taking any action with respect thereto, notify the Borrower and the Borrower shall immediately notify each Other Lender to such effect. In the event that the prior written consent of the Required Banks is required in connection with the exercise of remedies hereunder, the Borrower shall, immediately upon the Lender's request, furnish the then outstanding amounts of each Other Lender's Committed Advances (as defined in the related Other Credit Agreement).

               SECTION 7.04. Costs and Expenses; Breakage Indemnification. (a) The Borrower agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, counsel fees and expenses reasonably incurred), of the Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Uncommitted Advance Note and the Note and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 7.04(a).

                      (b) If any payment, prepayment or conversion of any Eurodollar Rate Advance or a Fixed Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Advances, the Uncommitted Advance Note and the Note pursuant to
Section 6.01 or for any other reason other than in connection with Section 2.02(c), the Borrower shall, upon demand by Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.

               SECTION 7.05. Sharing of Payments. If the Lender shall receive payment in respect of any Obligation through the exercise of any right of set-off, bankers' lien, counterclaim or similar right or otherwise, such that the amount so received is more than the Lender's Ratable Share (as defined below) of payments simultaneously received by the Other Lenders in respect of the Other Credit Agreements, the Lender shall promptly purchase from the Other Lenders participations in the advances to the Borrower made by the Other Lenders under the Other Credit Agreements in such amounts, and make such other adjustments from time to time as shall be equitable to the end that the Lender and all the Other Lenders shall each receive its Ratable Share of the benefit of such payment. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Person so purchasing a participation in such advances made by other Persons may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Person were a direct holder of such advances in the amount of such participation. Nothing contained herein shall require any such Person to exercise any such right or shall affect the right of any such Person to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in an Advance hereunder or an advance under the Other Credit Agreement, if acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. As used herein, "Ratable Share" for the Lender or any Other Lender means a fraction (expressed as a percentage), (x) the numerator of which is the amount of outstanding Obligations (as defined in this Agreement or the Other Credit Agreement, as the case may be) owed to the Lender or the Other Lender, as the case may be and (y) the denominator of which is the total amount of outstanding Obligations (as defined in this Agreement and all Other Credit Agreements).

               SECTION 7.06. Binding Effect; Assignments. This Agreement shall become effective when it shall have been executed and delivered by the Borrower and the Lender and the condition precedents set forth in Section 3.01 shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or under the Note or Uncommitted Advance Note or any interest herein or therein (other than as permitted by Section 5.02(b)) without the prior written consent of the Lender and Other Lenders, and the Lender shall not have the right to assign its rights and obligations hereunder or as holder of the Note or the Uncommitted Advance Note or any interest herein or therein (other than an assignment to any affiliate of the Lender) without the prior written consent of the Borrower, which consent shall not be unreasonably withheld; provided that the Lender shall not enter into any such assignment unless prior thereto or simultaneously therewith the assignee agrees in writing with the Borrower to be bound by the terms and provisions of this Agreement to the same extent as if it were an original party hereto. Such instrument shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Person as a Lender and the resulting adjustment of the Commitments, if any, arising from such assignment. Promptly after the consummation of any such assignment, the transferor and the Borrower shall make appropriate arrangements so that a replacement Note and Uncommitted Advance Note are issued to such transferor and a new Note and Uncommitted Advance Note are issued to such transferee, in each case in principal amounts reflecting such transfer. Notwithstanding the foregoing provisions of this Section 7.06, in the event that the Lender desires to assign its rights hereunder or any interest herein prior to the time of any other such assignment, it shall so notify the Borrower, and in connection therewith the original Lender shall agree to act as the attorney-in-fact for the assignee and the assignee shall agree that the original Lender shall so act as its attorney-in-fact and the Borrower shall continue to deal solely and directly with the original Lender in connection with the assignee's rights and obligations under this Agreement. Anything in this Section
7.06 to the contrary notwithstanding, the Lender and each Other Lender may assign and pledge all or any portion of its rights to payment of the Advances owing to it hereunder or under any Other Credit Agreement as the case may be to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any applicable Operating Circular issued by such Federal Reserve Bank. No such assignment shall have the effect of releasing the Lender or such Other Lender from its obligations hereunder or under such Other Credit Agreement, as the case may be.

               SECTION 7.07. Participations. The Lender may sell participations to one or more banks or other financial institutions in all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of the Commitment and the Advances); provided, that (i) the Lender's obligations under this Agreement (including, without limitation, the Commitment) shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and
(iv) such participant's right to consent to any modification, waiver or release of any of the provisions of this Agreement shall be limited to the right to consent to (A) any reduction in principal, interest or fees payable to the Lender under this Agreement, (B) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement and (C) increase in the Commitment, and (D) any amendments to the foregoing clauses (A), (B) and
(C).

               SECTION 7.08. Limitation on Assignments and Participations. (a) The Lender may, in connection with any actual or proposed assignment or participation pursuant to Section 7.06 or 7.07, disclose to the actual or proposed assignee or participant, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided, that the actual or proposed assignee or participant shall have agreed prior to any such disclosure to preserve the confidentiality of any confidential information relating to the Borrower received by it from the Lender or the Borrower.

                      (b) Notwithstanding anything in Section 7.06 and 7.07 to the contrary, the Lender shall not have the right to assign its rights and obligations hereunder or any interest therein or to sell participations to one or more banks or other financial institutions in all or a portion of its rights hereunder or any interest therein where the result of such assignment or participation would be reasonably expected to entitle the Lender to claim additional amounts pursuant to Section 2.02(d), 2.06, 2.08, 2.10, or 7.04 or would otherwise result in an increase in the Borrower's obligations.

               SECTION 7.09. Withholding. If the Lender, or any Person that becomes a party to this Agreement pursuant to Section 7.06, is not incorporated under the laws of the United States of America or a state thereof, such Person agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to the Borrower (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement and the Note payable to it, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each Person which delivers to the Borrower a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to the Borrower two further copies of Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Form 1001 or 4224 that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it and such Person advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

               SECTION 7.10. Mitigation. In the event that the Lender claims any amounts under Sections 2.02(d), 2.06, 2.08, 2.10 or 7.04(b), it shall use all reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to take actions (including, without limitation, changing the jurisdiction of its Applicable Lending Office) so as to eliminate such additional amounts; provided, that the Lender shall not be required to take any action if, in its reasonable judgment, such action would be materially disadvantageous to it.

               SECTION 7.11. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT, THE NOTE AND THE UNCOMMITTED ADVANCE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN

ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               SECTION 7.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               SECTION 7.13. Submission to Jurisdiction. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement, the Note or the Uncommitted Advance Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

                             THE STANLEY WORKS

                             By:
                             Name:  Richard Huck
                             Title: Vice President, Finance
                             and Chief Financial Officer

                             ________________________



                             By:_____________________
                             Name:
                             Title:

                             By:_____________________
                             Name:
                             Title:

                                   SCHEDULE I

                     ADDRESS AND APPLICABLE LENDING OFFICES

Name of Lender
and Other Lenders            Domestic                 Eurodollar
And Addresses                Lending                  Lending
For Notices                  Office                   Office


Citibank, N.A.               Citibank, N.A.           Citibank, N.A.
399 Park Avenue              399 Park Avenue          399 Park Avenue
New York, N.Y. 10022         New York, N.Y. 10022     New York, N.Y. 10022

Telecopy:  212-793-7712
Telephone: 212-559-7241/212-559-4424
Attn:  Paolo de Alessandrini/
           Aaron Kim

Banque Nationale             BNP - New York           BN - Georgetown
  de Paris                   499 Park Avenue          c/o BNP - N.Y.
499 Park Avenue              New York, N.Y. 10022     499 Park Avenue
New York, N.Y. 10022                                  New York, N.Y. 10022
Telecopy:  212-415-9695
Telephone: 212-415-9785
Attn:  Charmaine Robinson/
           Jessie Griffiths

Payment instructions:
Federal Reserve Bank of
  New York
ABA Routing No. 026007689
Acct. #70015370150
Reference: Stanley Works

Name of Lender
and Other Lenders            Domestic                 Eurodollar
And Addresses                Lending                  Lending
For Notices                  Office                   Office

Morgan Guaranty              Loan Department          c/o J.P. Morgan
  Trust Company of           60 Wall Street            Services, Inc.
  New York                   New York, New York       Euro-Loan
60 Wall Street                 10260                   Servicing Unit
New York, N.Y. 10260                                  902 Market St.
                                                      Wilmington, DE
Telecopy:  212-648-6997                                     19801
Attn:      Martin Atkin

J.P. Morgan Delaware         J.P. Morgan Delaware     J.P. Morgan Delaware
902 Market Street            500 Stanton Christiana   500 Stanton Christiana
Wilmington, DE 19801           Road                     Road
                             Newark, Delaware         Newark, Delaware
Telecopy:  302-654-5336         19713-2107              19713-2107
Attn: George A. Kent         Attn:  Credit Support    Attn:  Credit Support
      Vice President          Services                  Services
Telephone: 302-651-2387      Execution and/or         Execution and/or
                             Conformed copies to:     Conformed copies to:
                             George A. Kent           George A. Kent
                             Vice President           Vice President
                             J.P. Morgan Delaware     J.P. Morgan Delaware
                             902 Market Street        902 Market Street
                             Wilmington, DE           Wilmington, Delaware
                              19801                     19801

Royal Bank of Canada         Royal Bank of Canada     Royal Bank of Canada
Grand Cayman (North          Grand Cayman (North      Grand Cayman (North
America No. 1) Branch        America No. 1) Branch    America No. 1) Branch
c/o New York Branch          c/o New York Branch      c/o New York Branch
Financial Square             Financial Square         Financial Square
23rd Floor                   23rd Floor               23rd Floor
New York, New York           New York, New York       New York, New York
 10005-3531                   10005-3531                10005-3531

Telecopy:  (212) 428-2372

Attn:  Manager, Credit
       Administration

Name of Lender
and Other Lenders            Domestic                 Eurodollar
And Addresses                Lending                  Lending
For Notices                  Office                   Office

Copy to:
Royal Bank of Canada
Financial Square, 24th Floor
New York, New York
 10005-3531
Attn:  Sheryl L. Greenberg,
       Manager
Telephone:  212-428-6476

Wachovia Bank of             Wachovia Bank of          Wachovia Bank of
 Georgia, N.A.                Georgia, N.A.             Georgia, N.A.
191 Peachtree St., NE        191 Peachtree St.,NE      191 Peachtree St.,NE
Atlanta, GA 30303            Atlanta, GA 30303         Atlanta, GA 30303
Telecopy:  404-332-6898      Telecopy:  404-332-6898   Telecopy:  404-332-6898
Telephone: 404-332-1090      Telephone: 404-332-1090   Telephone: 404-332-1090
Attn: Terrence Snellings,    Attn: Terrence Snellings, Attn: Terrence Snellings,
      MC370                  MC370                     MC 370

                    Domestic                Eurodollar               Uncommitted
Name of Lender      Lending Office          Lending Office           Lending Office

Barclays Bank PLC   Barclays Bank PLC       Barclays Bank PLC        Barclays Bank PLC
P.O. Box 544        London c/o              Central Loan Admin.      8th Floor
34 Lombard Street   Barclays Bank PLC       Dept., 5th Floor         222 Broadway
London EC3V 9EX     75 Wall Street          St. Swithins House       New York, N.Y. 10038
                    New York, N.Y. 10265    11/12 St. Swithins Lane
                                            London EC4N 8AS
Telecopy:
171-699-2298        Ref: Stanley Works      Ref: Stanley Works       Ref: Stanley Works
                    Base Rate Advances      Eurodollar Advances      Uncommitted Bid Option
Contacts:
Jonathan Gray       Telecopy: 212-412-5002  Telecopy: 171-621-4583   Contacts:
Tel. No.                                    Telex: 8950821           Tom Connolloy
171-699-2301                                                         Greg Hurley
                                                                     212-412-2091
                    Contacts:               Contacts:
                    Kevin Jones             Tanya Bond
                    212-412-5022            171-621-4599             Telecopy:
                                                                     212-412-4020



                    Repayment instructions:                          Repayment Instructions:
                    Barclays Bank PLC,                               Barclays Bank PLC
                      New York                                        New York
                    FEDWIRE ABA: 026002574                           Account: CLAD
                    Credit: CLAD CONTROL                             No. 050-019104
                    ACCOUNT 050 019104.
                    Ref: CSU2/Stanley Works/
                    (Prin/Int/Repayment)

                    CHIPS ABA: 257
                    UID: 306393
                    Ref: CSU2/Stanley Works
                    (Prin/Int/Repayment)

                    Also send instructions
                    to Barclays Bank PLC,
                    Central Loan Administration Dept.
                    London


Name of Lender
and Other Lenders            Domestic                 Eurodollar
And Addresses                Lending                  Lending
For Notices                  Office                   Office

Mellon Bank, N.A.            Mellon Bank, N.A.        Mellon Bank, N.A.
Three Mellon Center          Three Mellon Center      Three Mellon Center
Pittsburgh, Pa.              Pittsburgh, Pa.          Pittsburgh, Pa.
15259-0001                   15259-0001               15259-0001

Telecopy: 412-236-2027       Telecopy: 412-236-2027   Telecopy: 412-236-2027
Telephone: 412-234-8347      Telephone: 412-234-8347  Telephone: 412-234-8347
Attn: Rhonda Ashbaugh        Attn: Rhonda Ashbaugh    Attn: Rhonda Ashbaugh

Shawmut Bank                 Shawmut Bank             Shawmut Bank
Connecticut, N.A.            Connecticut, N.A.        Connecticut, N.A.
777 Main Street              777 Main Street          777 Main Street
Hartford, Ct.                Hartford, Ct.            Hartford, Ct.
06115                        06115                    06115
Telecopy: 203-722-9378       Telecopy: 203-722-9378   Telecopy: 203-722-9378
Telephone: 203-728-4426      Telephone: 203-548-7098  Telephone: 203-548-7098
Attn: Paul Veiga             Attn: Zoraida Sanchez    Attn: Zoraida Sanchez

                                     EXHIBIT A

                                  PROMISSORY NOTE
                                (Committed Advances)

$                                                  Dated:               , 199_

               FOR VALUE RECEIVED, the undersigned, The Stanley Works, a Connecticut corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of
[NAME OF LENDER] (the "Lender") the principal sum of $        or, if less, the
aggregate principal amount of all Committed Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Termination Date, and such amount shall be paid on or prior to the Termination Date as provided in the Credit Agreement referred to below.

               Capitalized terms used herein and not defined herein shall have the meanings provided in the Credit Agreement referred to below.

               The Borrower promises to pay interest on the principal amount of each Committed Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

               Both principal and interest are payable in lawful money of the United States of America to the Lender at the address set forth in the Credit Agreement referred to below (or at such other place as the Lender may specify to the Borrower in writing) in same day funds. Each Committed Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note, which recordation shall be conclusive and binding absent manifest error but the failure to make such recording shall not have any effect on the Lender's rights hereunder.

               This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Facility B (Five Year) Credit Agreement dated as of

November 15, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement"), between the Borrower and the Lender. The Credit Agreement, among other things, (i) provides for the making of Committed Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Committed Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                    THE STANLEY WORKS

                                    By:_____________________
                                    Name:
                                    Title:

                                    By:_____________________
                                    Name:
                                    Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

Date    Amount of   Amount of Principal   Unpaid Principal     Notation
        Advance     Paid or Prepaid       Balance              Made By

                                  EXHIBIT B-1

                                  RATE REQUEST

[NAME AND
ADDRESS OF
REFERENCE BANK]

    [Date]

Ladies and Gentlemen:

               The undersigned, The Stanley Works, refers to the Facility B (Five Year) Credit Agreement, dated as of November 15, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined) between you and the undersigned and hereby requests notification from you pursuant to Section 2.02(a) thereof of the Eurodollar Rate which is applicable to the Committed
Advance to be made (or converted or continued) on            , 19   in the
principal amount of $       with the Interest Period of     months.

                                    Very truly yours,

                                    The Stanley Works

                                    By:
                                    Name:
                                    Title:

TO BE COMPLETED AND RETURNED BY
 REFERENCE BANK:

The rate requested above,
determined as required by
the Credit Agreement, is     .

                                    [NAME OF REFERENCE BANK]

                                     By:
                                     Authorized Officer

                                  EXHIBIT B-2

                              NOTICE OF BORROWING

[NAME AND
ADDRESS OF LENDER]

    [Date]

Ladies and Gentlemen:

               The undersigned, The Stanley Works, refers to the Facility B (Five Year) Credit Agreement, dated as of November 15, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), between you and the undersigned and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests [a] Committed Advance[s]* under the Credit Agreement, and in that connection sets forth below the information relating to such Advance[s] (the "Proposed Advance[s]") as required by Section 2.02(b) of the Credit Agreement:

                  (i) The Business Day of the Proposed Advance is         , 19 .

                 (ii) The Type of Advance is [Base Rate] [Eurodollar Rate].

                (iii) The amount of the Proposed Advance is $           and the
          aggregate amount of all Committed Advances requested from you and the Other Lenders with respect to the Proposed Advance in accordance with
          Section 2.01 of the Credit Agreement is $           .

               [(iv)] The Interest Period for the Proposed Advance is month[s]].

*Information required for an Advance may be repeated as necessary if more than one Advance is being requested in one Notice of Borrowing.

               The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance[s]:

        (A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Advance[s] and any other Committed Advances being made by the Lender and the Other Lenders on the same day as the Proposed Advance[s] and to the application of the proceeds therefrom, as though made on and as of such date; and

        (B) no event has occurred and is continuing, or would result from such Proposed Advance[s] or such other Advances from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

        The Borrower's account information for funding purposes is Account
No.         , [NAME OF BANK], ABA No.   , [CITY], [STATE], Ref.               .

                                    Very truly yours,

                                    The Stanley Works

                                    By:_____________________
                                    Name:
                                    Title:

                                   EXHIBIT C

                      NOTICE OF CONVERSION OR CONTINUATION

                                                                          [Date]

[NAME AND
ADDRESS OF LENDER]

Ladies and Gentlemen:

               The undersigned, The Stanley Works, refers to the Facility B (Five Year) Credit Agreement, dated as of November 15, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), between you and the undersigned and hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement that the undersigned hereby elects to [convert][continue] the [Base Rate][Eurodollar Rate] Advance:

                         (i) which is in the amount of $            ;

                         (ii) which, in the case of a Eurodollar Rate Advance,
               has an Interest Period of          month(s);(1) and

                         (iii) which was borrowed (or previously converted or
               continued) on             , 199 .

               Such [conversion][continuation] shall become effective on
             , 199 , at which time such Advance shall be [converted into] [continued as] a [Base Rate][Eurodollar Rate] Advance:

--------
(1) Omit clause (ii) if Advance is a Base Rate Advance.

                         (i) which is in the amount of $               ;(2)

        and

                         (ii) which has an Interest Period of          month(s).

               The aggregate amount of all related Advances made by the Lender and Other Lenders being [converted] [continued] in accordance with Section 2.01
of the Credit Agreement and the Other Credit Agreements is $               .

                                    Very truly yours,

                                    The Stanley Works

                                    By:
                                    Name:
                                    Title:

--------
(2) Omit clause (i) if conversion or continuation is for entire amount of Advance.

                                   EXHIBIT D

                                PROMISSORY NOTE
                             (Uncommitted Advances)

$                                                        Dated:          , 199_

               FOR VALUE RECEIVED, the undersigned, The Stanley Works, a Connecticut corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the "Lender") the aggregate principal amount of all Uncommitted Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below and such amount shall be paid in the amounts and on the dates provided in the Credit Agreement referred to below.

               Capitalized terms used herein and not defined herein shall have the meanings provided in the Credit Agreement referred to below.

               The Borrower promises to pay interest on the principal amount of each Uncommitted Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

               Both principal and interest are payable in lawful money of the United States of America to the Lender at the address set forth in the Credit Agreement referred to below (or at such other place as the Lender may specify to the Borrower in writing) in same day funds. Each Uncommitted Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note, which recordation shall be conclusive and binding absent manifest error but the failure to make such recording shall not have any effect on the Lender's rights hereunder.

               This Promissory Note is the Uncommitted Advance Note referred to in, and is entitled to the benefits of, the Facility B (Five Year) Credit Agreement dated as of November 15, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreement"), between the Borrower and the Lender. The Credit Agreement, among other things, (i) provides for the making of Uncommitted Advances by the Lender to the Borrower from time to time, the indebtedness of the Borrower resulting from each such Uncommitted Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                    THE STANLEY WORKS

                                    By:_____________________
                                    Name:
                                    Title:

                                    By:_____________________
                                    Name:
                                    Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

Date   Amount of    Amount of Principal    Maturity Date     Notation
       Advance      Paid or Prepaid                          Made By

                                   EXHIBIT E

                             FORM OF QUOTE REQUEST

                                                                          [Date]

NAMES AND ADDRESSES OF LENDERS]

Ladies and Gentlemen:

        The undersigned, The Stanley Works, refers to the substantially identical Facility B (Five Year) Credit Agreements, dated as of November 15, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreements", the terms defined therein being used herein as therein defined), between each of you and the undersigned, and hereby gives you notice pursuant to
Section 2.13 of the Credit Agreements that the undersigned hereby requests offers to make [an] Uncommitted Advance[s]* under the Credit Agreements, and in that connection sets forth the terms on which such borrowing[s] (the "Proposed Uncommitted Advance[s]") [is] [are] requested to be made:

                         (i) The Business Day of the Proposed Uncommitted
               Advance is                  , 19  .

                         (ii) The proposed aggregate amount of the Proposed
               Uncommitted Advance is $         .

                         (iii) The duration of the proposed Interest Period for
               the Proposed Uncommitted Advance is        .

                         (iv) The Type of Proposed Uncommitted Advance is
               [Fixed Rate] [Floating Rate].

        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Uncommitted
Advance:

*Information required for an Advance may be repeated as necessary if more than one Advance is being requested in one Notice of Borrowing.

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct in all material respects, before and after giving effect to the Proposed Uncommitted Advance and any other Uncommitted Advances being made by the Lender or any other Lender on the same day and to the application of the proceeds therefrom, as though made on and as of such date; and

        (B) no event has occurred and is continuing, or would result from such Proposed Uncommitted Advance or such other Uncommitted Advances or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                                    Very truly yours,

                                    The Stanley Works

                                    By:
                                    Name:
                                    Title:

                                   EXHIBIT F

                                 FORM OF QUOTE

[Date]

THE STANLEY WORKS
[ADDRESS]

Re: Facility B (Five Year) Credit Agreement dated as of November 15, 1994 between the undersigned and The Stanley Works (as amended, modified or supplemented from time to time, the "Credit Agreement)

Ladies and Gentlemen:

        The undersigned, [Name of Lender], refers to the above-referenced Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes [a] Quote[s] pursuant to Section 2.13 of the Credit
Agreement, in response to the Quote Request made by the Borrower on           ,
19 , and in response thereto, sets forth below the terms on which such Quote[s] [is] [are] made:

                         (i) The principal amount of the Uncommitted Advance is
               $            .

                         (ii) The Type of Uncommitted Advance is [Fixed Rate]
               [Floating Rate].

                         (iii) The Floating Rate Margin in the case of a
               Floating Rate Advance, or the Fixed Rate in the case of a Fixed
               Rate Advance, is      .(3)

        The undersigned hereby confirms that it is prepared, subject to the conditions

--------
(3) Clauses (i) through (iii) should be repeated as to each additional offer being made set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this Quote in accordance with Section 2.13(d) of the Credit Agreement.

                                    Very truly yours,

                                    [NAME OF LENDER]

                                    By:
                                    Name:
                                    Title:

                                   EXHIBIT G

                               FORM OF ACCEPTANCE

[Date]

[NAMES AND ADDRESSES OF LENDERS]

Re: Substantially identical Facility B (Five Year) Credit Agreements, dated as of November 15, 1994 (as amended, modified or supplemented from time to time, the "Credit Agreements") between each of the addressees and the undersigned

Ladies and Gentlemen:

        The undersigned, The Stanley Works, refers to the above referenced Credit Agreements. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreements. In accordance with Section 2.13 of the Credit Agreements, we have received [a]
Quote/Quotes in connection with our Quote Request, dated           , for [an]
Uncommitted Advance[s] to occur on          , and in accordance with Section
2.13(d) of the Credit Agreements, we hereby accept the following offer/offers
for the Interest Period of [    ]:

Principal Amount          Fixed Rate/Floating Rate           Lender

        The Borrower's account information for funding purposes is Account
No.    , [NAME OF BANK], ABA No.    , [CITY], [STATE], Ref.    .

                                    Very truly yours,

                                    The Stanley Works

                                    By:
                                    Name:
                                    Title:

                                   EXHIBIT H

                       FORM OF OPINION OF GENERAL COUNSEL

                                                               November 15, 1994

[Name and Address of Lender]

Ladies and Gentlemen:

        I am the General Counsel of The Stanley Works, a Connecticut corporation (the "Borrower"), and have acted as counsel to the Borrower in connection with the Facility B (Five Year) Credit Agreement, dated as of November 15, 1994 (the "Credit Agreement"), between the Borrower and the addressee (the "Lender").

        This opinion is being delivered to you pursuant to Section 3.01(d) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

        In rendering the opinions set forth herein, I have examined and relied on originals or copies of the following:

               (a) a counterpart executed by the Borrower of the Credit
Agreement;

               (b) the executed Note and the executed Uncommitted Advance Note;

               (c) copies of the Certificate of Incorporation and By-laws of the Borrower;

               (d) a certified copy of certain resolutions of the Board of Directors of the Borrower;

               (e) certificates from public officials in the State of Connecticut as to the good standing of the Borrower in the State of Connecticut; and

               (f) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

        In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon written statements and certificates of the Borrower and its officers and other representatives and of public officials.

        Unless otherwise indicated, references in this opinion to the "Loan Documents" shall mean the documents listed in clauses (a) and (b) above. In addition, references to (i) "Applicable Laws" shall mean the laws and regulations of the States of Connecticut and New York and the United States of America (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System) which are applicable to the transactions contemplated by the Loan Documents; (ii) the term "Governmental Authorities" means any Connecticut, New York and federal executive, legislative, judicial, administrative or regulatory body; (iii) the term "Applicable Contracts" shall mean the agreements and instruments set forth in the index of exhibits to the Borrower's Annual Report on Form 10-K for the year ended January 1, 1994 filed with the Securities and Exchange Commission and (iv) the term "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Law.

        I am admitted to the bar in the States of Connecticut and New York. This opinion is limited to the laws of the State of Connecticut, the State of New York and the United States of America to the extent specified herein.

        In rendering this opinion, I have assumed, with your consent, that:

               (a) the execution, delivery or performance by the Borrower of the Loan Documents does not and will not conflict with, contravene, violate or constitute a default under any rule, law or regulation to which the Borrower is subject (other than applicable laws, orders and decrees as to which I express my opinion in paragraph 5 herein) or any agreement or instrument to which the Borrower or the Borrower's property is subject (except and to the extent that I express my opinion in paragraph 5 herein);

               (b) and no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which I express my opinion in paragraph 6 herein) is required to authorize or is required in connection with the execution, delivery or performance by the Borrower of any Loan Document or the transactions contemplated thereby.

        My opinions are also subject to the following assumptions and qualifications:

               (a) the Credit Agreement constitutes the valid and binding obligation of the Lender and is enforceable against the Lender in accordance with its terms; and

               (b) I express no opinion as to the effect on the opinions herein stated of (i) the compliance or non-compliance of the Lender with any state, federal or other laws or regulations applicable to the Lender or (ii) the legal or regulatory status or the nature of the business of the Lender.

        Based upon the foregoing and such investigations that I have deemed necessary, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

               1. The Borrower has been duly incorporated, is validly existing and in good standing under the laws of the State of Connecticut.

               2. The Borrower has the corporate power and corporate authority to execute, deliver and perform all of its obligations under the Loan Documents.

               3. The execution and delivery of each Loan Document has been duly authorized by all requisite corporate action on the part of the Borrower.

               4. Each Loan Document has been duly executed and delivered by the Borrower, constitutes a valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms, subject to the following qualifications:

                      (i) enforcement may be limited by applicable bankruptcy,
               insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

                      (ii) I express no opinion as to the enforceability of any
               rights to indemnification provided for in the Loan Documents which may violate the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation); and

                      (iii) I express no opinion as to the enforceability of
               Section 7.05 of the Credit Agreement insofar as this provision purports to authorize a Person who has purchased a participation in Advances under the Credit Agreement to set off, appropriate or apply any deposit or property or indebtedness of the Borrower against any obligation of the Borrower.

               5. Neither the execution, delivery or performance by the Borrower of the Loan Documents nor the compliance by the Borrower with the terms and provisions thereof will conflict with, contravene, violate or constitute a default under (i) any provision of any Applicable Contract or, to the best of my knowledge, after due investigation, any other agreement or instrument to which the Borrower or the Borrower's property is subject, (ii) any provision of any Applicable Law, (iii) to the best of my knowledge, after due investigation, any judicial or administrative order or decree of any Governmental Authority or (iv) its Certificate of Incorporation and By-laws. As used in this paragraph, "due investigation" means solely that, as to agreements and instruments, I have interviewed the officers of the Borrower responsible for its financing activities, and, as to orders and decrees, I have interviewed the lawyers under my supervision.

               6. Based on my review of Applicable Laws, but without my having made any special investigation concerning any other law, rule or regulation, no Governmental Approval which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of any of the Loan Documents by the Borrower.

               7. The Borrower is not required to be registered under the Investment Company Act of 1940, as amended.

        This opinion is being furnished only to you and is solely for your benefit in connection with the transactions contemplated by the Loan Documents and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without my prior written consent.

                                    Very truly yours,

                              FORM OF CERTIFICATE

                                                                          [Date]

TO: THE STANLEY WORKS
AND THE OTHER LENDERS AS DEFINED
IN THE CREDIT AGREEMENT REFERRED
TO BELOW

Re: Facility B (Five Year) Credit Agreement dated as of November 15, 1994 between the undersigned and The Stanley Works (as amended, modified or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

        The undersigned (the "Lender") refers to the above-referenced Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby certifies and agrees pursuant to Section 3.01(e) of the Credit Agreement, as follows:

                         (i) the Lender shall abide by the provisions of the
               Credit Agreement with the Borrower;

                         (ii) attached hereto is a true and correct conformed
               copy of the Credit Agreement; and

                         (iii) if the Lender is the Reference Bank, it shall,
               and in the event that the Lender shall become the Reference Bank, the Lender shall thereupon, abide by the provisions of the Credit Agreement pertaining to the function and duties of the Reference Bank.

                                    Very truly yours,

                                    -------------------------------

                                    By:
                                    Name:
                                    Title: